Exhibit 99.1

October 16, 2009
FOR IMMEDIATE RELEASE

Contact: Ms Miki Ito

TrainTracks Inc.

Phone: +81 (0)3 5738 4177 Fax: +81 (0)3 5738 4178

Email: ito@traintracks.jp

JUPITER TELECOMMUNICATIONS ANNOUNCES

SEPTEMBER 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of September 30, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.25 million, up 344,000, or 11.8% since September 30, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.86 million, up 655,500 or 12.6% since September 30, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.81 as of September 30, 2009 from 1.79 as of September 30, 2008. The cable television digital migration rate as of September 30, 2009 increased to 87% from 75% as of September 30, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of September 30, 2009	2,587,900	1,559,400	1,714,400	5,861,700	3,247,300
	Digital: 2,263,500
As of September 30, 2008	2,346,800	1,348,800	1,510,600	5,206,200	2,903,300

Net year-over-year increase	241,100	210,600	203,800	655,500	344,000
Net increase as percentage	10.3%	15.6%	13.5%	12.6%	11.8%

About Jupiter Telecommunications Co.,Ltd.
Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.25 million subscribing households (as of September 30, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.53 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html